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Attorneys for Secured Creditor,
2501 Cormack, LLC

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF CALIFORNIA, SAN JOSE DIVISION

In re: FREMONT HILLS DEVELOPMENT CORPORATION, Debtor.	Case No. 21-50240 Chapter 11 **DECLARATION OF PAUL RAHIMIAN IN SUPPORT OF EMERGENCY MOTION TO DISMISS BANKRUPTCY CASE** Date: To be set Time: To be set Place: To be set Judge: Hon. Stephen L. Johnson

I, Paul Rahimian, declare as follows:

1. I am the President of Parkview Financial REIT, LP ("Parkview"). I make this declaration in that capacity.

2. I make this declaration in support of movant 2501 Cormack, LLC's *Emergency Motion to Dismiss Bankruptcy Case* (the "Motion").

3. Parkview, via its affiliated entities, is a predecessor in interest to movant 2501 Cormack, LLC in connection with its loan (the "Loan") to the above-captioned debtor. Except for those statements made upon information and belief, the following facts are based upon my personal knowledge and if called to testify, I could and would competently testify to such facts. As to those statements made upon information and belief, I believe them to be true.

4. The *per diem* interest on the Loan is $19,333.

5. A foreclosure sale on the debtor's real property located at 2501 Cormack, Fremont, California, is currently scheduled for February 26, 2021 at noon. The trustee handling that foreclosure is prepared to proceed as planned so long as an unstayed order immediately dismissing this case is entered in advance of the scheduled sale.

I declare under penalty of perjury under the laws of the United States of America that the foregoing is true and correct. Executed on February 25, 2021, at Los Angeles, California.

PAUL RAHIMIAN